For Immediate Release

News Release

Republic Companies Group, Inc. Announces Net Income for the Fourth Quarter and Full Year 2005
Highlights:
Quarterly net income up 24.4% over prior year
Quarterly combined ratio of 90.0%
Quarterly gross and net written premiums grew 14.0% and 8.2%, respectively
Strong cash flows despite hurricane payments
Annual combined ratio of 93.7% including hurricane losses
Annual net investment income up 42.1% over prior year
Annual return on average equity of 13.6%

Dallas, Texas -- February 16, 2006 -- (NASDAQ:RUTX) Republic Companies Group, Inc. ("Republic" or the "Company") today reported revenues of $65.3 million and net income of $8.1 million for the quarter ended December 31, 2005. Shareholders' equity was $164.5 million as of December 31, 2005.

Republic's fourth quarter revenues of $65.3 million represent an increase of 8.2% when compared to the fourth quarter of 2004. Net income for the fourth quarter of 2005 was $8.1 million, compared to net income of $6.5 million in the fourth quarter of 2004. This 24.4% increase in net income was primarily attributable to an improved combined ratio on a 7.1% increase in net insurance premiums earned and to a 70.6% increase in investment income.

Net written premiums in the fourth quarter of 2005 reached $62.4 million, 8.2% higher than in the comparable period in 2004. Net insurance premiums earned reached $60.5 million, a 7.1% increase over the $56.5 million reported in the fourth quarter of 2004, despite a negative impact of $3.6 million to cover the cost of additional catastrophe reinsurance. Including the added expenses associated with public ownership, Republic's expense ratio of 39.0% for the fourth quarter 2005 was approximately the same as the 38.8% reported in the comparable period in 2004.

The net combined ratio for the fourth quarter was 90.0%, a slight improvement compared to the net combined ratio of 90.6% achieved in the fourth quarter of 2004. In the fourth quarter of 2005, the net combined ratio included 3.3 points for catastrophe losses, while no catastrophe losses were incurred in the fourth quarter of 2004. The improved combined ratio was principally attributable to benefits associated with underwriting improvements in Commercial Lines that were implemented in 2004 and to the growth of our profitable low value dwelling business.

For the year ended December 31, 2005, revenues grew to $255.8 million, an increase of 7.8% over the $237.3 million reported for the full year in 2004. Net income for 2005 year reached $22.7 million, a 3.6% increase over the $21.9 million reported in 2004.

Republic's loss ratio, excluding catastrophe losses, improved from 59.4% in 2004 to 50.9% in 2005. Net investment income was 42.1% higher than the prior year. These improvements were largely offset by losses occasioned by Hurricanes Katrina and Rita and the related cost of additional catastrophe protections purchased after these storms. As a result, the net combined ratio was 93.7% in 2005, 1.4 points higher than the 92.3% reported in 2004.

Parker Rush, President and Chief Executive Officer, commented, "The fourth quarter generally is one of our best quarters, reflecting the seasonality of weather-related events in our trading area, and 2005 proved to be no exception. Our professional efforts in this fourth quarter included a comprehensive effort to meet our obligations to policyholders and support our agents in their efforts to assist those affected by Hurricanes Katrina and Rita. We are very pleased to report that we have adjusted, paid and closed approximately 92% of reported claims and that the support from our reinsurance partners in settling these claims has been exemplary. We are also particularly proud of the performance of our agents in assisting policyholders under very difficult circumstances in devastated areas."

Financial Overview and Highlights
The highlights of Republic's condensed consolidated financial information1 for the 2005 and 2004 fourth quarter and full year are summarized in the following tables.
Condensed Consolidated Fourth Quarter and Full Year Highlights ($ in millions)	Three Months Ended December 31, 2005	Three Months Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2004
Gross written premiums	$ 131.8	$ 115.6	$ 498.0	$ 465.9
Net written premiums	62.4	57.7	256.9	231.6
Net insurance premiums earned	60.5	56.5	238.1	221.3
Net investment income	3.6	2.1	11.7	8.2
Total revenues earned	65.3	60.4	255.8	237.3
Net income (loss)	$ 8.1	$ 6.5	$ 22.7	$ 21.9

Net ex-catastrophe loss ratio	47.7%	51.8%	50.9%	59.4%
Net catastrophe loss ratio	3.3%	0.0%	5.9%	3.2%
Net expense ratio	39.0%	38.8%	36.9%	29.7%
Net combined ratio	90.0%	90.6%	93.7%	92.3%

Condensed Consolidated Highlights ($ in millions)	As of December 31, 2005	As of December 31, 2004
Total assets	$ 851.7	$ 731.6
Shareholders' Equity (GAAP)	164.5	169.4
Return on average equity (GAAP)	13.6%	13.8%

Contributions by business segment for the fourth quarter and full year ended December 31, 2005 and 2004 can be summarized as follows:
Condensed Fourth Quarter and Full Year Highlights by Segment ($ in millions)	Three Months Ended December 31, 2005	Three Months Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2004
Gross written Premium
Independent Agents -- Personal Lines	$ 35.4	$ 32.1	$ 140.9	$ 132.9
Independent Agents -- Commercial Lines	20.5	21.5	82.8	70.5
Program Management	35.8	30.7	133.5	146.5
Insurance Services and Corporate	40.1	31.3	140.8	116.0
Consolidated	$ 131.8	$ 115.6	$ 498.0	$ 465.9

Net Income
Independent Agents -- Personal Lines	$ 4.4	$ 3.4	$ 12.3	$ 12.1
Independent Agents -- Commercial Lines	1.9	0.1	1.7	(1.9)
Program Management	1.0	1.9	4.5	7.4
Insurance Services and Corporate	0.8	1.1	4.2	4.3
Consolidated	$ 8.1	$ 6.5	$ 22.7	$ 21.9

Net Combined Ratio (GAAP)
Independent Agents -- Personal Lines	84.8%	87.6%	89.5%	89.2%
Independent Agents -- Commercial Lines	90.6%	106.3%	102.2%	111.6%
Program Management	99.0%	79.4%	95.0%	83.0%
Consolidated	90.0%	90.6%	93.7%	92.3%

1 Glossary of Selected Terms
Certain terms and financial measures are used by Republic's management to provide a better understanding of the Company's performance. Some of these measures are not directly reflected in the Company's financial statements prepared on a GAAP basis of accounting but are included in the financial statements prepared pursuant to statutory accounting practices as provided by the National Association of Insurance Commissioners and as filed with the state insurance regulators.
Gross written premiums: the total of direct written premiums plus assumed premiums written, before the effect of ceded reinsurance.
Net written premiums: the portion of gross written premiums that an insurance company retains after ceding premiums to reinsurers. Net written premiums are earned ratably over a policy period. When earned, these are reported in our financials as "net insurance premiums earned".
Net ex-catastrophe loss ratio: the ratio (expressed as a percentage) of net retained losses and loss adjustment expenses incurred (excluding losses from catastrophes) to net insurance premiums earned. The ratio is meaningful in evaluating the underwriting profitability of insurance policies that are not ceded to reinsurers.
Net catastrophe loss ratio: the ratio (expressed as a percentage) of the net retained losses incurred related to catastrophes to net insurance premiums earned.
Net expense ratio: the ratio (expressed as a percentage) of underwriting, acquisition and operating expenses to net insurance premiums earned that measures the cost of producing our insurance business through independent agents and MGAs and our operational efficiency in underwriting and administering our insurance business.
Net combined ratio: the sum of the net ex-catastrophe loss ratio, the net catastrophe loss ratio and the net expense ratio.

Fourth Quarter Highlights
Gross written premiums in Republic's Independent Agents-Personal Lines Segment ("Personal Lines") were up 10.5% in the fourth quarter of 2005 when compared to the same quarter in the prior year. This growth was led by our low value dwelling initiative that more than offset a planned reduction in our participation in the highly competitive non-standard auto market in Texas. A comparison of gross written premiums in Republic's Independent Agents-Commercial Lines Segment ("Commercial Lines") requires an elimination of the effect of $3.6 million of gross written premium booked in the fourth quarter of 2004 related to an assumed book of business that had no impact on net insurance premiums earned in 2004. After that adjustment, our gross written premiums in Commercial Lines grew 14.5% in the fourth quarter 2005. This increase was concentrated in new business in chosen target markets, including our farm and ranch initiative, and replaced purposeful non-renewals in other classes of business that have been deemphasized as a result of our re-underwriting initiatives undertaken in 2004.

Gross written premiums in our Program Management Segment ("Program Management") were 16.6% higher, quarter over quarter, primarily reflecting the development of our new non-subscriber program and growth in the commercial auto/small casualty premiums produced by TGA, our long-standing and largest managing general agent relationship. Our Insurance Services and Corporate Segment ("Insurance Services") produced a 28.1% quarter over quarter increase in gross written premiums, driven by increases in the premium volume on programs fronted by Republic for several large, national carriers. Republic earns a fee based on premium volume in these fronting programs but cedes all of the related underwriting risk.

Net insurance premiums earned in the fourth quarter of 2005 in Personal Lines declined by 5.0% from the level reported in the comparable prior-year quarter. This reduction is directly attributable to the premium ceded to purchase additional catastrophe reinsurance protection following Hurricanes Katrina and Rita. The total cost of $4.1 million for these additional catastrophe reinsurance covers was primarily allocated to Personal Lines during the fourth quarter. After adjustment for the effects of this additional ceded premium, net insurance premiums earned in Personal Lines increased 3.3% in the 2005 fourth quarter as compared to the prior year. In the fourth quarter of 2005, the combined ratio for Personal Lines was 84.8%, 2.8 points better than reported in the comparable period in 2004. These improved underwriting results primarily reflected growth in the higher margin low value dwelling premium and continued reductions of premium volume in the highly competitive nonstandard auto market.

Net insurance premiums earned by Commercial Lines in the 2005 fourth quarter increased 24.4% over the comparable quarter in the prior year. This growth was well distributed among target classes of business in Texas, Oklahoma and Louisiana, including our farm and ranch initiatives. The Commercial Lines combined ratio was 90.6% for the quarter, 15.7 points better than in the fourth quarter of 2004, reflecting the improved mix of business that resulted from 2004's re-underwriting initiatives.

Net insurance premiums earned in Program Management during the fourth quarter were 22.2% higher than in the comparable quarter of 2004, primarily because of Republic's increased retention of business produced by TGA. The combined ratio in Program Management of 99.0% for the quarter was better than the 2004 fourth quarter experience after an adjustment in the fourth quarter of 2004 result to eliminate the effect of a 28.6 point reduction in the combined ratio because of a release of reserves primarily associated with the favorable runoff of terminated managing general agency programs.

In the fourth quarter of 2005, Republic largely completed its efforts to meet our obligations for policyholders and agents impacted by Hurricanes Katrina and Rita. Most of the claims associated with these storms were adjusted and paid during the fourth quarter, and approximately 92.0% of the reported claims have now been closed. In settling claims associated with these two particularly devastating storms, the total cost on a gross basis has risen from our initial estimates which were based on best available data and assumptions at the time. However, the financial effects on Republic related to these storms remain well within the protections provided by our catastrophe reinsurance treaties as previously reported.

This increase in our estimated gross losses resulted primarily from the impact of delayed access to areas particularly damaged and the increased average severity of losses resulting from material and labor shortages caused by the surge in demand following the hurricanes. Our initial gross loss estimate for Hurricane Katrina of $35.0 million (gross loss and loss adjustment expense before reinsurance recoverables) has been increased to $45.3 million; our initial estimate of a $31.0 million gross loss for Hurricane Rita has been increased to $47.2 million. These estimates continue to be comfortably within our catastrophe reinsurance coverage limits, which in 2005 provided us coverage for up to $60 million gross loss and loss adjustment expense for each storm. The increased estimates result in no additional net financial statement impact to Republic.

Republic's reinsurance recoverables at December 31, 2005 were $52.1 million higher than at December 31, 2004, primarily because of higher ceded reserves for losses and loss adjustment expenses related to Hurricanes Katrina and Rita. We have not experienced nor do we anticipate any collectibility issues regarding reinsurance recoverables associated with these storms. Our reinsurance treaties include cash call provisions to fund estimated ceded losses and loss adjustment expenses in a timely manner based upon projected payment patterns. By closely monitoring and coordinating the timing of loss payments and reinsurance recoveries, no liquidation of securities held in our investment portfolio has been required.

Net investment income in the fourth quarter of 2005 of $3.6 million represented a 70.6% increase over the 2004 fourth quarter. The factors contributing to this increase included: a larger investment portfolio (partially due to organic growth, partially due to the timing of cash flows related to the hurricanes, and partially a result of the sale of home office real estate in August 2004); increases in short-term interest rates; and, lower investment expenses resulting from a reclassification of certain expenses that were included in investment expenses while Republic owned and leased a portion its home office but are now treated as underwriting, acquisition and operating expenses.

Full Year Highlights
Personal Lines performed well in 2005, and gross written premiums grew to $140.9 million, up 6.1% compared to the full year in 2004. This segment accounted for 28.3% and 28.5% of the 2005 and 2004 total gross written premiums, respectively. Within Personal Lines, the growth in our high-margin low value dwelling initiative more than offset a planned decline in our participation in the highly competitive nonstandard auto market.

Net insurance premiums earned in Personal Lines in 2005 of $125.7 million were only slightly higher than reported in 2004, reflecting the impact of the additional premium ceded in purchasing the third and fourth reinsurance covers after Hurricanes Katrina and Rita. In 2004, net insurance premiums earned were negatively impacted by $9.5 million, reflecting the amortization of the purchase accounting fair value adjustment of unearned premium reserves related to the 2003 transactions in which Republic and its subsidiaries were acquired from Winterthur.

The net combined ratio for Personal Lines increased only modestly to 89.5% in 2005 from 89.2% in 2004, despite the unusually significant weather-related events of 2005. Excluding the impact of catastrophe losses, the combined ratio in 2005 improved 4.9 points primarily as a result of the changing mix of business (growing volume in low value dwelling and declining volume in nonstandard auto) and a $6.6 million reduction in reserves (relating to the declining nonstandard personal auto book and the favorable development of mold losses related to prior accident years).

The 2005 net expense ratio in Personal Lines was 8.2 points higher in 2005 than in 2004, primarily reflecting the amortization of the purchase accounting fair value adjustment of unearned premium reserves related to the 2003 transactions in which Republic and its subsidiaries were acquired from Winterthur.

Net income of $12.3 million for the Personal Lines Segment in 2005 was 1.4% higher than in 2004, primarily because of higher net investment income offsetting the impact of higher catastrophe losses and higher reinsurance costs.

As anticipated, the 2004 re-underwriting initiatives in Commercial Lines produced growth and significantly improved performance. Gross written premiums reached $82.8 million in 2005, 17.6% higher than reported in 2004. This growth was concentrated in areas of planned expansion, including our farm and ranch initiatives. Commercial Lines accounted for 16.6% and 15.1% of Republic's 2005 and 2004 total gross written premiums, respectively.

Net insurance premiums earned in Commercial Lines reached $66.7 million in 2005, 29.1% higher than in 2004, and the net combined ratio improved 9.4 points to 102.2%. The 2005 loss ratio also includes the impact of a $3.8 million reserve increase, primarily in commercial casualty exposures from prior years. The net catastrophe loss ratios in Commercial Lines were approximately the same in 2005 as in 2004, despite the effects of 2005's large hurricanes, because Republic now has fewer commercial risks along the coasts of Texas and Louisiana. Over the past two years, the Company has intentionally reduced its Texas coastal wind-exposed commercial policy counts by more than 40% and has minimal wind-exposed commercial risks in the Louisiana coastal parishes.

The 2005 net expense ratio in Commercial Lines was 7.8 points higher than in 2004, primarily because of the amortization of the purchase accounting fair value adjustment of unearned premium reserves related to the 2003 transactions in which Republic and its subsidiaries were acquired from Winterthur and because the Company has not yet realized the productivity benefits of new systems installations. Commercial Lines reported net income of $1.7 million for 2005, a substantial improvement on the 2004 net loss of $1.9 million. This improvement was primarily due to improving underwriting margins and higher investment income.

In Program Management, 2005 gross written premiums were $133.5 million, 8.9% lower than reported in the prior year as growth in our new non-subscriber program and in the TGA relationship were offset by the run-off of two terminated programs in 2004. This segment accounted for 26.8% and 31.4% of total 2005 and 2004 gross written premiums, respectively. Net insurance premiums earned of $45.7 million in 2005 were marginally higher in 2005 than in 2004 because the earned impact of the higher 2005 participation in the TGA program was offset by the decline in earned premium from the terminated programs.

In 2005, Program Management's combined ratio of 95.0% was negatively affected by a $6.3 million increase in reserves primarily related to business produced by TGA, while the 2004 combined ratio of 83.0% was favorably impacted by 7.3 points because of a release in reserves primarily related to the favorable runoff of terminated programs. As a result, net income in Program Management of $4.5 million in 2005 was lower than the $7.4 million reported in 2004.

Insurance Services generated gross written premiums of $140.8 million in 2005, an increase of 21.4% over that reported in 2004, reflecting higher premium volume from Republic's fronting programs for several national carriers. This segment accounted for 28.3% and 24.9% of Republic's total 2005 and 2004 gross written premium, respectively. Other income (primarily fees related to our fronting premiums) was up 8.8%, reflecting the earned portion of the higher premium volume at the relatively low fronting fee rates that Republic charges large, national carriers. Other items included in this Segment included: interest expense on corporate debt of $3.3 million in 2005 (52.8% higher than in 2004 due to the addition of $20.0 million of bank debt); and, the equity in the earnings of Seguros Atlas, a well-established Mexican multi-line insurance company that is a 30%-owned, unconsolidated equity affiliate of Republic. Republic's share of the earnings of Seguros Atlas was $4.2 million in 2005, up from the $3.0 million recorded in 2004, as Seguros Atlas reported higher investment income and somewhat lower underwriting results in 2005. Overall, the $4.2 million of net income reported by Insurance Services was almost unchanged from the prior year.

Shareholders' equity as of December 31, 2005 was $164.5 million, a decline from $169.4 million at December 31, 2004. The principal elements of this decline were: $22.7 million of 2005 income; a $20.0 million partial redemption of preferred stock as accreted prior to our initial public offering; an increase in net-of-tax unrealized losses of $3.3 million from the investment portfolio as a result of rising interest rates; an increase in the net-of-tax additional minimum pension liability of $2.3 million as a result of a decline in the year-end discount rate; a $1.0 million net-of-tax foreign currency translation benefit resulting from a decline in the value of the US Dollar relative to the Mexican Peso; and, common stock dividends totaling $3.4 million that were declared in the third and fourth quarters of 2005.

2006 Reinsurance Structure
Republic's financial stability is substantially protected from catastrophic events through several excess of loss reinsurance treaties that combine to provide a mix of coverage against various types and combinations of catastrophe losses. These treaties effectively reduced Republic's combined pre-tax retention of net losses related to Hurricanes Katrina and Rita to approximately $5.0 million. For 2006, Republic was able to substantially replicate the mix of catastrophe reinsurance coverage that was in place for 2005.

Republic's keystone catastrophe reinsurance treaty provides coverage for two severe events in a single year. For 2006, Republic has increased its protection from a level associated with the exposure determined by industry-leading catastrophe models for a once-in-250 year event to a level of coverage associated with the modeled exposure for a once-in-500 year event. Specifically, the 2006 treaty provides reinsurance for up to $95.0 million of losses per event in excess of a $5.0 million retention. The treaty is comprised of four layers of protection: $5.0 million in losses in excess of a $5.0 million retention by Republic; $10.0 million in excess of a $10.0 million loss; $30.0 million, in excess of a $20.0 million loss; and, $50.0 million in excess of a $50.0 million loss. Republic retains no participation in any of the layers. The projected premium on this treaty is $9.8 million in 2006 compared to $5.1 million for the keystone catastrophe reinsurance treaty in 2005. We estimate that approximately 40% of the increased cost in 2006 relates to the purchase of coverage up to the once in 500-year event, approximately 25% relates to increased exposure related to growth in our low value dwelling and farm and ranch initiatives; and approximately one-third of the increased cost for this treaty relates to increased reinsurance rates and changes in the catastrophe models.

A separate catastrophe reinsurance treaty provides coverage to fund the premiums required under the keystone treaty to reinstate coverage against a second severe event. In 2005, this treaty protected Republic from paying approximately $4.5 million to reinstate the keystone catastrophe reinsurance treaty after Hurricane Katrina. The anticipated cost of this treaty for 2006 is $2.1 million compared to $0.9 million in 2005. We estimate that approximately half of the increased cost in 2006 relates to the higher keystone treaty limits and the increased exposure base and half of the cost relates to increases from model changes and rates.

A third treaty provides coverage against several events in the same year. For 2006, this aggregate cover provides $5.0 million of coverage after Republic has absorbed $12.5 million of aggregate losses related to several events that each exceed $0.75 million. The cover for 2005 provided $5.0 million of coverage after Republic had absorbed $10.0 million of aggregate losses. In 2005, the interaction of this treaty with the keystone treaty resulted in virtually no net retained losses to Republic as a result of Hurricane Rita, the second very large 2005 event. The anticipated 2006 cost for this treaty is $1.7 million (compared to $1.4 million in 2005). We estimate that approximately half of the additional cost relates to increased limits and exposures and half relates to model changes and rates.

Participations in all of these treaties are spread among multiple reinsurers, each with an A.M. Best financial strength rating of A- or higher.

To help offset the impact of higher reinsurance costs for 2006, Republic is in the process of filing rate increases on its primary insurance policies. A rate increase on Texas homeowners' policies was filed in early February to be effective by the end of the first quarter 2006. Rate increases on Louisiana homeowners and Texas dwelling fire policies are also being prepared and should be filed by the end of April 2006. The size of Republic's proposed rate increases varies by geographic region based upon actuarially justified costs and wind related exposures. These rate increases are subject to varying degrees of regulatory reviews and approvals.

2006 Guidance
We believe our focus on underserved markets that fit Republic's strengths continues to provide opportunities for profitable growth and some protection against competitive offerings. In this context, the continued implementation and refinement of our business strategy should provide the opportunity for double-digit percentage growth in gross written premium and in net insurance premiums earned for 2006. Assuming weather patterns remain broadly consistent with the average of the prior five years, we anticipate producing a 2006 return on average equity that is in the range of 13% to 15%.

Investors are advised to read the precautionary statement regarding forward-looking information included at the end of this press release.

Supplemental Consolidated Information
In an effort to provide greater transparency and more meaningful disclosure to financial statement readers we have reclassified certain financial statement balances. The reclassifications described below have been reflected for all periods presented herein.

The first reclassification is related to policy fees on business produced by unaffiliated program managers, which are returned to the producers. These fees were previously reflected in the financial statements in gross and net written premiums and gross and net insurance premiums earned with corresponding offsets in commissions and in underwriting, acquisition and operating expenses. To better reflect the contractual nature of these fees, the revenue and the expense components are being reclassified to reflect the net financial statement impact. This reclassification impacts the Program Management segment by reducing gross and net written premiums, net insurance premiums earned and commissions expense, and impacts the Insurance Services and Corporate segment by reducing gross and net written premiums, net insurance premiums earned and other underwriting, acquisition and operating expenses. No net income effect results from this reclassification.

The second reclassification is related to installment billing fees that have been reflected as an offset of certain expenses associated with installment billing and uncollectible receivables. To provide financial statement readers greater transparency, these fees are now reclassified to other income. The effect of this reclassification on the Independent Agents -- Personal Lines and the Independent Agents -- Commercial Lines segments is an increase in other income and a corresponding increase in other underwriting, acquisition and operating expense. No net income effect results from this reclassification.

Set forth in the tables below are the comparative summary consolidated results of operations and key financial measures for the three and twelve-month periods ended December 31, 2005 and 2004:

Summary Results of Operations -- Consolidated ($ in millions)	Three Months Ended December 31, 2005 (unaudited)	Three Months Ended December 31, 2004 (unaudited)	Year Ended December 31, 2005 (unaudited)	Year Ended December 31, 2004
Net insurance premiums earned	$ 60.5	$ 56.5	$ 238.1	$ 221.3
Net investment income	3.6	2.1	11.7	8.2
Net realized gains (losses)	(0.4)	0.3	(0.3)	1.2
Other income	1.6	1.5	6.3	6.6
Total revenues	65.3	60.4	255.8	237.3
Net losses and loss adjustment expenses incurred	30.8	29.3	135.4	138.6
Underwriting, acquisition and operating expenses
Commissions	13.0	12.5	47.0	32.7
Other underwriting, acquisition and operating expenses	10.6	9.4	40.9	33.0
Total underwriting, acquisition and operating expenses	23.6	21.9	87.9	65.7
Interest expense	0.9	0.6	3.3	2.1
Total expenses	55.3	51.8	226.6	206.4
Income from continuing operations before income taxes	10.0	8.6	29.2	30.9
Income tax expense	3.1	3.0	10.7	12.0
Equity in earnings of unconsolidated foreign insurance company, net of income tax	1.2	0.9	4.2	3.0
Net income	$ 8.1	$ 6.5	$ 22.7	$ 21.9

Key Measures ($ in millions)	Three Months Ended December 31, 2005 (unaudited)	Three Months Ended December 31, 2004 (unaudited)	Year Ended December 31, 2005 (unaudited)	Year Ended December 31, 2004
Gross written premiums	$ 131.8	$ 115.6	$ 498.0	$ 465.9
Net written premiums	62.4	57.7	256.9	231.6

Net ex-catastrophe loss ratio	47.7%	51.8%	50.9%	59.4%
Net catastrophe loss ratio	3.3%	0.0%	5.9%	3.2%
Net expense ratio	39.0%	38.8%	36.9%	29.7%
Net combined ratio	90.0%	90.6%	93.7%	92.3%

Supplemental Segment Information
Set forth in the tables below are comparative summary results of operations and key financial measures for the three-month and one-year periods ended December 31, 2005 and 2004 for our four business segments, Independent Agents -- Personal Lines, Independent Agents -- Commercial Lines, Program Management and Insurance Services and Corporate.

Independent Agents -- Personal Lines Segment
Results of Operations -- Independent Agents -- Personal Lines ($ in millions)	Three Months Ended December 31, 2005 (unaudited)	Three Months Ended December 31, 2004 (unaudited)	Year Ended December 31, 2005 (unaudited)	Year Ended December 31, 2004
Net insurance premiums earned	$ 30.8	$ 32.4	$ 125.7	$ 124.5
Net investment income	1.4	0.7	4.7	3.8
Net realized gains (losses)	(0.2)	0.1	(0.1)	0.5
Other income	0.4	0.5	1.7	1.9
Total revenues	32.4	33.7	132.0	130.7
Net losses and loss adjustment expenses incurred	15.3	18.1	68.5	77.5
Underwriting, acquisition and operating expenses
Commissions	5.6	5.4	22.8	15.6
Other underwriting, acquisition and operating expenses	5.1	4.9	21.3	17.8
Total underwriting, acquisition and operating expenses	10.7	10.3	44.1	33.4
Total expenses	26.0	28.4	112.6	110.9
Income from continuing operations before income taxes	6.4	5.3	19.4	19.8
Income tax expense	2.0	1.9	7.1	7.7
Net income	$4.4	$3.4	$12.3	$12.1

Key Measures ($ in millions)	Three Months Ended December 31, 2005 (unaudited)	Three Months Ended December 31, 2004 (unaudited)	Year Ended December 31, 2005 (unaudited)	Year Ended December 31, 2004
Gross written premiums	$ 35.4	$ 32.1	$ 140.9	$ 132.9
Net written premiums	31.0	30.3	128.7	125.9

Net ex-catastrophe loss ratio	46.0%	54.4%	44.7%	57.8%
Net catastrophe loss ratio	3.8%	1.4%	9.7%	4.5%
Net expense ratio	35.0%	31.8%	35.1%	26.9%
Net combined ratio	84.8%	87.6%	89.5%	89.2%

Independent Agents -- Commercial Lines Segment
Results of Operations -- Independent Agents -- Commercial Lines ($ in millions)	Three Months Ended December 31, 2005 (unaudited)	Three Months Ended December 31, 2004 (unaudited)	Year Ended December 31, 2005 (unaudited)	Year Ended December 31, 2004
Net insurance premiums earned	$ 17.0	$ 13.7	$ 66.7	$ 51.7
Net investment income	1.5	0.8	4.0	2.4
Net realized gains (losses)	(0.1)	0.1	(0.1)	0.4
Other income	0.0	0.0	0.2	0.2
Total revenues	18.4	14.6	70.8	54.7
Net losses and loss adjustment expenses incurred	8.7	8.8	41.0	40.7
Underwriting, acquisition and operating expenses
Commissions	3.1	2.5	12.4	6.3
Other underwriting, acquisition and operating expenses	3.6	3.2	14.7	10.8
Total underwriting, acquisition and operating expenses	6.7	5.7	27.1	17.1
Total expenses	15.4	14.5	68.1	57.8
Income (loss) from continuing operations before income taxes	3.0	0.1	2.7	(3.1)
Income tax expense (benefit)	1.1	0.0	1.0	(1.2)
Net income (loss)	$ 1.9	$ 0.1	$ 1.7	$ (1.9)

Key Measures ($ in millions)	Three Months Ended December 31, 2005 (unaudited)	Three Months Ended December 31, 2004 (unaudited)	Year Ended December 31, 2005 (unaudited)	Year Ended December 31, 2004
Gross written premiums	$ 20.5	$ 21.5	$ 82.8	$ 70.5
Net written premiums	17.2	17.8	70.8	59.6

Net ex-catastrophe loss ratio	46.4%	67.8%	58.7%	75.7%
Net catastrophe loss ratio	4.8%	(3.5)%	2.8%	3.0%
Net expense ratio	39.4%	42.0%	40.7%	32.9%
Net combined ratio	90.6%	106.3%	102.2%	111.6%

Program Management Segment
Results of Operations -- Program Management ($ in millions)	Three Months Ended December 31, 2005 (unaudited)	Three Months Ended December 31, 2004 (unaudited)	Year Ended December 31, 2005 (unaudited)	Year Ended December 31, 2004
Net insurance premiums earned	$ 12.7	$ 10.4	$ 45.7	$ 45.1
Net investment income	0.7	0.4	2.6	1.7
Net realized gains (losses)	(0.1)	0.1	(0.1)	0.2
Other income	0.6	0.3	2.3	2.5
Total revenues	13.9	11.2	50.5	49.5
Net losses and loss adjustment expenses incurred	6.8	2.3	25.9	20.3
Underwriting, acquisition and operating expenses
Commissions	4.3	4.6	11.8	10.8
Other underwriting, acquisition and operating expenses	1.5	1.4	5.7	6.3
Total underwriting, acquisition and operating expenses	5.8	6.0	17.5	17.1
Total expenses	12.6	8.3	43.4	37.4
Income from continuing operations before income taxes	1.3	2.9	7.1	12.1
Income tax expense	0.3	1.0	2.6	4.7
Net income	$ 1.0	$ 1.9	$ 4.5	$ 7.4

Key Measures ($ in millions)	Three Months Ended December 31, 2005 (unaudited)	Three Months Ended December 31, 2004 (unaudited)	Year Ended December 31, 2005 (unaudited)	Year Ended December 31, 2004
Gross written premiums	$ 35.8	$ 30.7	$ 133.5	$ 146.5
Net written premiums	14.2	9.6	57.4	46.1

Net loss ratio	53.7%	21.8%	56.6%	44.9%
Net expense ratio	45.3%	57.6%	38.4%	38.1%
Net combined ratio	99.0%	79.4%	95.0%	83.0%

Insurance Services and Corporate Segment
Results of Operations -- Insurance Services and Corporate ($ in millions)	Three Months Ended December 31, 2005 (unaudited)	Three Months Ended December 31, 2004 (unaudited)	Year Ended December 31, 2005 (unaudited)	Year Ended December 31, 2004
Net insurance premiums earned	$ 0.0	$ 0.0	$ 0.0	$ 0.0
Net investment income	0.0	0.2	0.4	0.3
Net realized gains (losses)	0.0	0.0	0.0	0.1
Other income	0.6	0.7	2.1	2.0
Total revenues	0.6	0.9	2.5	2.4
Net losses and loss adjustment expenses incurred	0.0	0.1	0.0	0.1
Underwriting, acquisition and operating expenses
Commissions	0.0	0.0	0.0	0.0
Other underwriting, acquisition and operating expenses	0.4	(0.1)	(0.8)	(1.9)
Total underwriting, acquisition and operating expenses	0.4	(0.1)	(0.8)	(1.9)
Interest expense	0.9	0.6	3.3	2.1
Total expenses	1.3	0.6	2.5	0.3
Income (loss) from continuing operations before income taxes	(0.7)	0.3	0.0	2.1
Income tax expense (benefit)	(0.3)	0.1	0.0	0.8
Equity in earnings of unconsolidated foreign insurance company, net of income tax	1.2	0.9	4.2	3.0
Net income	$ 0.8	$ 1.1	$ 4.2	$ 4.3

Key Measure ($ in millions)	Three Months Ended December 31, 2005 (unaudited)	Three Months Ended December 31, 2004 (unaudited)	Year Ended December 31, 2005 (unaudited)	Year Ended December 31, 2004
Gross written premiums	$ 40.1	$ 31.3	$ 140.8	$ 116.0

Conference Call
The Company will conduct a teleconference call to discuss information included in this news release and related matters at 8:00 a.m. CST on Friday February 17, 2006. Investors may access the call telephonically by dialing (800) 561-2731 with pass code 98910108 approximately 10 minutes prior to the scheduled start time. International callers may access the call telephonically by dialing (617) 614-3528 with pass code 98910108. To listen to a simultaneous internet broadcast, go to the Event Calendar within the Investor Relations section of our website at www.RepublicGroup.com. The conference call will be available for replay through February 24, 2006 by dialing (888) 286-8010 with the pass code 95086446. International callers may access the replay by dialing (617) 801-6888 with pass code 95086446. Additional information is available on our website at www.RepublicGroup.com.

Quiet Period
The Company observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the fourth quarter started December 15, 2005 and will extend through February 20, 2006.

About Republic
Republic Companies Group, Inc. through a group of insurance companies and related entities provides personal and commercial property and casualty insurance products to individuals and small to medium-size businesses primarily in Texas, Louisiana, Oklahoma and New Mexico. This focus on a large, rapidly growing region allows Republic to participate in profitable underserved niche opportunities. We have written insurance in Texas consistently throughout our entire 102-year history and have developed deep market knowledge and a loyal network of independent agents and managing general agents who provide us with access to what we believe are among the most profitable clients and market segments. We are rated A- (Excellent) by A.M. Best Company, Inc. with a stable outlook. We completed our Initial Public Offering in early August, 2005.

Precautionary Statement Regarding Forward-Looking Information
Some of the statements in this press release may include forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA), that reflect our current views with respect to future events and financial performance. These forward-looking statements, which may apply to us specifically or the insurance industry in general, are made pursuant to the safe harbor provisions of the PSLRA and include estimates and assumptions related to economic, competitive, regulatory, judicial, legislative and other developments. Statements that include the words "expect", "intend", "plan", "believe", "project", "estimate", "may", "should", "anticipate", "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to the following:

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greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices anticipate based on historical experience or industry data, including activity resulting from natural or man-made catastrophic events or severe weather such as adverse developments involving catastrophe claims from Hurricanes Katrina and Rita. Factors that might influence our exposure to losses from these types of events in addition to the routine adjustment of losses include: exhaustion of reinsurance cover, increases in reinsurance rates, unanticipated litigation expenses, recoverability of ceded losses, impact on independent agent operations and future premium income in areas affected by catastrophic events, among others;

-	changes in general economic conditions, including inflation and other factors;
-	failure to adequately price our insurance policies and create sufficient reserves including any inability to obtain higher prices sought to offset higher reinsurance costs;
-	industry developments that centralize and commoditize insurance products to the detriment of agency distribution models;
-	lack of acceptance of our products and services, including new products and services;
-	decreased demand for our insurance products;
-	difficulty in expanding our book of business;
-	changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all;
-	the creditworthiness of our reinsurers or of the insurers for whom we provide fronting services;
-	the occurrence of one or more catastrophic events or a series of severe weather events in the concentrated geographic area where we focus our insurance underwriting;
-	loss of independent insurance agents to distribute our products;
-	failure of one or more of our MGAs to appropriately underwrite our products or administer claims;
-	inability to maintain our business relationship with our largest producing MGA;
-	loss of the services of any of our executive officers, underwriters or other key personnel;
-	decline of our A.M. Best Company, Inc. (A.M. Best) financial strength rating;
-	changes in rating agency policies or practices;
-	failure of any loss limitation method we employ;
-

changes in legal theories of liability under our insurance policies such as efforts to override industry standard flood exclusion clauses in homeowners policies in the wake of Hurricanes Katrina and Rita;

-

economic or regulatory developments in the States of Texas, Louisiana, Oklahoma, New Mexico or other states in which we operate, that adversely affect our financial condition and results of operations;

-

changes in the financial position or results of operations of Seguros Atlas, S.A., a Mexican insurance company in which our ownership is accounted for under the equity method, changes in the economic or geopolitical climate in Mexico, changes in the Mexican peso to US dollar exchange rate, or changes in the Mexican or US statutes, regulations, or rules regarding ownership of a Mexican company;

-	increased competition on the basis of pricing, capacity, coverage terms or other factors;
-

developments in the world's financial and capital markets that adversely affect the performance of our investments including, but not limited to, federal and state legislation related to terrorism insurance and reinsurance (such as the extension of or replacement for the Terrorism Risk Insurance Extension Act of 2005);

-	inability to obtain capital on acceptable terms;
-	changes in regulations, laws and accounting standards applicable to us or our subsidiaries, agents or customers;
-	increases in the amount of assessments we are required to pay;
-	the effect our holding company structure and regulatory constraints may have on our ongoing cash requirements and ability to pay dividends;
-	failure of our information technology systems;
-	the effects of future acquisitions on our business;
-	difficulty in effecting a change of control of our company; and
-	the impact of claims related to exposure to potentially harmful products or substances, including, but not limited to, lead paint, silica, and other potentially harmful substances.

This list of factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in our filings with the Securities and Exchange Commission (available at www.sec.gov). Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions otherwise prove to be incorrect, our actual results may vary materially from what we project. Any forward-looking statements you read in this news release reflect our views as of the date of this press release with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, financial condition, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph.

Media and Investor Contact
Michael E. Ditto, Esq.
Vice President, General Counsel and Secretary
972 788 6000